Exhibit 99.5

Nomura International plc 1 Angel Lane London EC4R 3AB

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT, dated as of July 29, 2015, between NOMURA INTERNATIONAL PLC (“Dealer”) and PERSHING SQUARE FUNDS (“Counterparty”). Reference is hereby made to the Share Forward Master Confirmation (the “Master Confirmation”) between Dealer and Counterparty, dated March 30, 2015, as supplemented by Supplemental Confirmations from time to time (collectively, the “Confirmation”). Capitalized terms used but not defined herein shall have the meanings set forth in the Confirmation.

Dealer and Counterparty hereby agree to amend the Master Confirmation with respect to all Transactions thereunder as follows:

1.	The “Method of Adjustment” provision under the heading “Adjustments” is amended by adding at the end thereof the following:

; provided, that the only adjustment for any Spin-off shall be as specified under “Spin-off” and “Consequences of Spin-off” below

2.	The following is inserted after the “Diluting Event Consequence” provision under the heading “Adjustments”:

Spin-off:	A distribution of Spin-off Shares to holders of the Shares (the “Original Shares”). “Spin-off Shares” means shares of a subsidiary of the Issuer or any other entity in which the Issuer has an equity investment (the “Spin-off Company”) that are, or that as of the ex-dividend date of a distribution of such shares to holder of the Original Shares are, scheduled to be publicly quoted, traded or listed on a United States securities exchange or quotation system. Notwithstanding anything else to the contrary in the Equity Definitions, a distribution of Spin-off Shares will in every case require the Calculation Agent to take the actions specified under “Consequences of Spin-off” below and the Calculation Agent will not adjust the Transaction in any other manner.

Consequences of Spin-off:	Following the occurrence of a Spin-off, the Calculation Agent shall adjust the Transaction on account of such distribution of Spin-off Shares. Notwithstanding anything else to the contrary in the Equity Definitions, the Calculation Agent’s adjustment must continue the Transaction as two separate Transactions in respect of the Original Shares and the Spin-off Shares with substantially similar terms; provided, that the Calculation Agent shall make such adjustments to the terms of the Transactions as the Calculation Agent determines appropriate to account for the economic effect on the original Transaction of such Spin-off.

1/3

Nomura International plc. Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. Member of the London Stock Exchange. Registered in England no. 1550505 VAT No. 447 2492 35.

Registered Office: 1 Angel Lane, London EC4R 3AB, United Kingdom A member of the Nomura group of companies

3.	Representations and Warranties.

(a) Each party hereby represents and warrants that representations and warranties set forth in Section 3(a) (“Basic Representations”) of the Agreement and Part 4(n)(i) (“Relationship Between Parties”) of the Schedule to the Agreement are true and correct as of the date hereof with respect to this Amendment Agreement and/or the Confirmation, as amended hereby, as the context shall require, and the Transactions, as amended hereby.

(b) Counterparty hereby represents and warrants that representations and warranties set forth in Section 5(b) (“Additional Representations and Warranties of Counterparty”) of the Master Confirmation are true and correct as of the date hereof with respect to this Amendment Agreement and/or the Confirmation, as amended hereby, as the context shall require, and the Transactions, as amended hereby.

4.	Full Force and Effect. For the avoidance of doubt, except as amended hereby, the Confirmation and the Transactions shall remain in full force and effect.

5.	Counterparts. This Amendment Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

6.	Governing Law. This Amendment Agreement shall be governed by, and construed in accordance with, the governing law of the Agreement.

[Signature page follows]

2/3

NOMURA INTERNATIONAL PLC

By:
Name:
Title:

PERSHING SQUARE FUNDS

By: Pershing Square Capital Management, L.P., as its Investment Manager
By: PS Management GP, LLC, its General Partner

By:
Name:	William A. Ackman
Title:	Managing Member

3/3